EXHIBIT 10(i)

Summary of Non-employee Directors’ Compensation

Each non-employee Director will receive an annual retainer fee equivalent to $18,000 per year, plus $1,800 for each Board or committee meeting attended in person and $500 for each telephonic meeting attended. In addition, the chairpersons of each committee will receive $1,000 per quarter. In addition, each non-employee Director who is a member of the Compensation Committee and/or the Finance and Audit Committee will receive $250 per quarter for each committee on which such non-employee director serves.